Exhibit A

Joint Filing Agreement

In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to jointly file the Schedule 13D to which this joint filing agreement is attached, and any subsequent amendments thereto, and have duly executed this joint filing agreement as of the date set forth below.

Date: July 28, 2021

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	/s/ Ariele Cohen
Name:	Ariele Cohen
Title:	Authorized Signatory

PRUDENTIAL LEGACY INSURANCE COMPAN OF NEW JERSEY

By:	/s/ Ariele Cohen
Name:	Ariele Cohen
Title:	Authorized Signatory